Exhibit 3(ii)(B)
Rules of Procedure
for the Supervisory Board of
Qimonda AG
— Version of July 1, 2006 —
The Supervisory Board of Qimonda AG establishes the following Rules of Procedure in accordance with § 11 para. 3 of the Articles of Incorporation:
§ 1
General
(1)	The Supervisory Board shall conduct its business in accordance with the provisions of the law, Articles of Incorporation and these Rules of Procedure. Its members shall have the same rights and duties, unless otherwise required by law or in accordance with the Articles of Incorporation. They are not bound by any orders or instructions and their sole duty is to the welfare of the company.

(2)	In particular, the Supervisory Board shall oversee the management by the Management Board. In addition, the Supervisory Board shall support the Management Board by giving advice and promoting the objectives of the company.
§ 2
Chairman and deputy
(1)	After the general shareholders’ meeting at which the Supervisory Board members are newly elected by the general shareholders’ meeting, a meeting of the Supervisory Board shall take place without requiring to be called individually (constituent meeting), at which the Supervisory Board shall elect a chairman and a deputy from among its members for the duration of its term of office. The deputy shall represent the chairman whenever he is indisposed unless provided otherwise by the Articles of Incorporation or these Rules of Procedure. When representing the chairman, he shall in all cases be entitled to the same rights as the chairman; however, in the event of a formation of the Supervisory Board in accordance with the German Co-determination Act (Mitbestimmungsgesetz) not to the second vote to which the chairman is entitled.
(2)	If the chairman or his deputy leave office prematurely, a new election shall take place promptly for the remaining term of office of the departing member.
§ 3
Calling meetings
(1)	The meetings of the Supervisory Board shall take place at least two times every calendar half-year. Additional meetings are to be called if necessary.

(2)	The meetings of the Supervisory Board shall be called by the chairman in writing, by fax or e-mail with a notice period of at least two weeks. This does not include the day the meeting is called and the day of the meeting. In urgent cases, he may extend the period by up to three days and may also call the meeting orally or by telephone.

(3)	On being called, notice is to be given of the time and place of the meeting and the items on the agenda of the meeting and proposed resolutions. As a rule, the items on the agenda are distributed in due course and in writing for preparation of the meeting.

(4)	The meetings of the Supervisory Board shall take place at the registered office of the company unless the chairman of the Supervisory Board specifies another location.

(5)	Meetings may be held by video transmission or telephone if the Supervisory Board chairman, or by way of substitution, his deputy, decides to do so in an exceptional case. Members of the Supervisory Board may also take part in meetings by video or telephone.

§ 4
Adoption of resolutions
(1)	The resolutions of the Supervisory Board shall generally be adopted at meetings. Absent members may take part in adopting resolutions by having other members submit their votes in writing or cast their votes by video transmission, telephone fax or e-mail. Outside meetings, resolutions may be adopted at the request of the chairman of the Supervisory Board, or by way of substitution, his deputy, in writing, by telephone, fax, videoconference, conference call or with the aid of other means of telecommunication. The Supervisory Board chairman shall specify the details of the procedure. The members of the Supervisory Board shall not be entitled to a right of objection.

Para. 2 through 8 below shall apply mutatis mutandis to votes cast outside meetings.

(2)	The chairman of the Supervisory Board shall chair the meetings. He shall determine the order in which the items on the agenda are dealt, and the type and order of voting.

(3)	A quorum of the Supervisory Board shall exist if the members of the Supervisory Board have been duly invited at their last known address and at least half of the comprising members in total take part in the adoption of resolutions personally or by casting their votes in writing. A Supervisory Board member also takes part in the adoption of resolutions if he abstains from the vote.

(4)	Items on the agenda not announced on an orderly basis may only be resolved in the meeting if none of the members of the Supervisory Board objects prior to the adoption of resolutions. In such case, absent members of the Supervisory Board shall be given the opportunity to object to the adoption of resolutions or cast their vote in writing, within an appropriate period of time to be determined by the chairman of the Supervisory Board. The resolution shall only take effect if no absent member of the Supervisory Board objects within this period of time.

(5)	Resolutions of the Supervisory Board shall be adopted by a simple majority of the votes cast, provided that the law does not require otherwise on a mandatory basis. This shall also apply to elections.

(6)	In the event of a parity, the chairman of the Supervisory Board shall have two votes if a parity also results in revoting on the same matter.

(7)	Minutes of the meetings and resolutions of the Supervisory Board are to be prepared, signed by the chairman and the keeper of the minutes. Copies are to be forwarded to all Supervisory Board members. The minutes shall state the time and place of the meeting, the participants, the items on the agenda, the essential contents of the negotiations and the resolutions of the Supervisory Board. Every member of the Supervisory Board has the right to ask for their vote in the Supervisory Board to be recorded in the minutes.
§ 5
Committees
(1)	After the election of the chairman of the Supervisory Board and his deputy, and only if the German Co-determination Act is applicable, the Supervisory Board shall establish a committee for the duration of its term of office, consisting of the chairman of the Supervisory Board, his deputy and a further member, elected by the employees and the shareholders on the Supervisory Board (mediation committee) by a majority vote, for the purpose of performing the task stated in § 31 para. 3 of the Co-determination Act,

(2)	If the third member of the mediation committee leaves office prematurely, a new election shall take place promptly for the remaining term of office of the departing member. The provisions for the election under para. 1 shall apply to this election mutatis mutandis.

(3)	The Supervisory Board may appoint additional committees comprising its members with at least three members and determine their tasks and rights. To the extent permitted by law, the committees may also be assigned decision rights of the Supervisory Board.

(4)	The Supervisory Board shall appoint a chairman of the committee from the members of the committee unless otherwise required by these Rules of Procedure.

(5)	If the chairman of the Supervisory Board belongs to a committee and a parity occurs in committee voting, he — but not his deputy — shall have two votes should a parity occur in revoting.

(6)	Resolutions of a Supervisory Board committee shall generally be adopted at meetings. Resolutions may also be adopted outside of meetings. Supervisory Board resolutions are subject to the provisions of § 3 para. 2, 3 and 5, § 4 para. 2, 4, 5 and 7 and in addition § 4 para. 6 if the chairman of the Supervisory Board is a member of the committee, and § 9 through 11 of these Rules of Procedure shall apply mutatis mutandis.

(7)	A quorum of the Supervisory Board shall exist if two-thirds, or at least three of its members, take part in the adoption of resolutions personally or by casting their votes in writing.
§ 6
Presidential Committee
(1)	After the election of the chairman of the Supervisory Board and a deputy, the Supervisory Board shall form a committee called the “Presidential Committee”, which is comprised of the chairman of the Supervisory Board, his deputy and a shareholder member of the Supervisory Board. This additional member shall be elected by a majority vote. If the additional member of the Presidential Committee leaves office prematurely, a successor for the departing member shall be elected promptly for the remainder of the term of office. The Presidential Committee shall be chaired by the Chairman of the Supervisory Board.

(2)	The Presidential Committee shall be responsible for adopting resolutions with regard to the following matters:
a)	conclusion, amendment or termination of contracts with members of the Management Board;

b)	a member of the Management Board joining the supervisory board, administrative board or advisory board of a profit-making company;

c)	granting of loans to members of the Management Board or the Supervisory Board (§§ 89 and 115 of the German Stock Corporation Act (Aktiengesetz: AktG)) as well as to other persons who work for the Company itself or for a company, in which it holds interests or the affairs of which are conducted by the Company;

d)	legal transactions concerning the Management Board in accordance with § 112 of the Stock Corporation Act;

e)	amendments to the Articles of Incorporation that merely affect the wording.
(3)	The Presidential Committee shall be responsible for preparing the adoption of resolutions by the Supervisory Board concerning the following issues:
a)	appointment and dismissal of members of the Management Board including performance assessment and succession planning;

b)	other resolutions of the Supervisory Board concerning matters of the Management Board;

c)	conclusion of contracts with members of the Supervisory Board within the meaning of § 114 of the German Stock Corporation Act.
(4)	A quorum for the Presidential Committee only exists if all members participate in the resolutions.
§ 7
Investment, financial and audit committee
(1)	In its constituent meeting, the Supervisory Board shall appoint an investment, financial and audit committee from among its members.

(2)	The chairman of the Supervisory Board as well as one shareholder member of the Supervisory Board and one employee member of the Supervisory Board shall be members of the investment, finance and audit committee. The committee shall be chaired by the chairman of the Supervisory Board.

(3)	The tasks performed by the investment, finance and audit committee shall encompass the following:

(i)	Accounting issues, in particular the preparation of the decision of the Supervisory Board concerning the approval of the annual financial statements; for this purpose it is in charge of a preliminary audit of the annual financial statements, management report (Lagebericht) and proposal for the appropriation of profits and the inspection of the audit report with the auditor.

(ii)	Auditing interim reports to be published or submitted to stock exchange supervisory authorities.

(iii)	Issues concerning the independence of the auditor, issuing the order to audit the annual and consolidated annual financial statements to the auditor, including establishing the emphases of the audit, issuing consents of exceptions for consulting services by an auditor and supervising the auditor.

(iv)	Examining possible deficiencies in the internal control system and occurrences of which the chairman of the audit committee should be informed.

(v)	Establishing a procedure allowing employees of the company to submit objections to bookkeeping and auditing practices of the company to the audit committee anonymously and confidentially as well as establishing rules for passing on such objections received by the company from third parties to the audit committee.

(vi)	Inspecting and auditing books and documents and any other company assets.

(vii)	Approval of resolutions by the Management Board or a Management Board committee set up for this purpose with respect to increasing the share capital by issuing new shares from authorized capital to the ex tent they are not intended to be issued to employees or to redeem subscription rights in connection with a stock option plan.

(viii)	Approval of resolutions by the Management Board to avail itself of the authorization granted by the general shareholders’ meeting to issue options or convertible bonds, in particular to establish the maximum bond limit and a possible exclusion of subscription rights.

(ix)	Investigating risk management issues and reviewing the risk management system.

(x)	Issuing Supervisory Board approval for all, and in particular the following, transactions by the Management Board requiring approval:
•	Financial and investment planning, including the budget and the specification of debt ceilings;

•	Investments in fixed assets, holdings and financial investments and divestments to the extent an individual project exceeds 10% of the currently valid total investment budget;

•	Granting sureties, guarantees and loans to third parties outside the group in an amount exceeding 5% of the share capital of the consolidated balance sheet.
(4)	The investment, finance and audit committee shall otherwise support the Supervisory Board in monitoring the management. For this purpose it may avail itself of the special rights of inspection and auditing to which the Supervisory Board is entitled under § 111 (2) of the German Stock Corporation Act.

(5)	A quorum of the investment, finance and audit committee shall exist only if all members of the committee take part in the adoption of resolutions.

§ 8
Auditing of the annual financial statements
The Supervisory Board shall audit the annual financial statements, management report and proposal for the appropriation of profits as well as the consolidated annual financial statements and a consolidated management report pursuant to § 290, 291 or 292a of the German Commercial Code (Handelsgesetzbuch: HGB). The auditor shall participate in the negotiations of the Supervisory Board regarding these materials and report the key results of its audit.
§ 9
Performance review
The Supervisory Board shall review its work and the efficiency of its work regularly. The review shall include a meeting with the Management Board to discuss the cooperation between the Management Board and the Supervisory Board.
§ 10
Conflicts of interest
Each member of the Supervisory Board shall attempt to avoid conflicts of interest, in particular such conflicts that may arise due to an advisory function or function as a member of a representative body of a client, supplier or lender or any other business partners, and if unavoidable shall solve such conflicts in favor of the company. Members concerned shall disclose any such conflict to the Supervisory Board.
§ 11
Pledge of secrecy
(1)	Members of the Supervisory Board shall observe secrecy with regard to confidential data and secrets of the Company, specifically trade and operating secrets to which they have gained access by serving on the Supervisory Board. The secrecy obligation towards third parties also applies to any other facts of which members of the Supervisory Board have gained knowledge during their service and the revelation of which may be detrimental to the interests of the Company or one of its associated companies. The pledge of secrecy shall extend beyond the retirement from office. In particular the casting of votes, the development of the debate, the comments made as well as any personal utterances of the various members of the Supervisory Board shall be subject to this secrecy obligation.
(2)	In the event that a member of the Supervisory Board intends to disclose confidential data and secrets to a third party, specifically data concerning the content and the development of meetings of the Supervisory Board or the contents of proposals submitted to and resolutions made by the Supervisory Board, such member must inform the chairman of the Supervisory Board in advance in order to eliminate differences in opinion concerning the secrecy obligation that may exist. If the chairman of the Supervisory Board does not grant his consent to reveal the information, he must inform the other members of the Supervisory Board accordingly and promptly have the Supervisory Board issue an opinion. Until the opinion is provided, the concerned member of the Supervisory Board is bound to secrecy with regard to the facts he has gained access to through his service as a member on Supervisory Board.

(3)	The members of the Supervisory Board shall promptly return all documents relating to the matters of the Company that are in their possession upon leaving office. The members of the Supervisory Board do not have any right of retention with regard to such documents.
§ 12
Declarations of intention
Any declarations that must be made or accepted in order to implement resolutions of the Supervisory Board shall be made or received by the chairman of the Supervisory Board. Any other certificates or notices of the Supervisory Board shall be signed by the chairman of the Supervisory Board.
§ 13
Entry into force
These Rules of Procedure entered into force as of July 1, 2006. Any amendment shall become effective upon respective resolution or as of the date stated in the resolution for amendment.